AQR

AS AMENDED: DECEMBER 2022 | LAST REVIEWED: AUGUST 2023

This Business Conduct Manual and Code of Ethics is the property of AQR Capital Management, LLC and AQR Arbitrage, LLC. The contents of this manual are confidential and should not be shared with any third parties without the prior permission of the Global Head of Compliance or his designee.

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Table of Contents

I.	Overview		1

	1.1	The Manual	1
	1.2	Global Head of Compliance	2
	1.3	Employee’s Responsibility to Adhere to the Manual	2

II.	Code of Ethics		2

	2.1	Compliance with Applicable Federal and Other Securities Laws	2
	2.2	Fiduciary Obligations	2
	2.3	Protecting Confidential Information	3
	2.4	Policy to Prevent Insider Trading	4
		(a) Insider Trading	4
		(b) Recognizing MNPI	4
		(c) Reporting Requirements	5
		(d) Restricted List	5
		(e) Expert Networks, Political Intelligence Firms, and Similar Industry Consultants	6
		(f) Alternative Data	7
	2.5	Personal Trading Policy	7
		(a) General Policy	7
		(b) Personal Accounts	7
		(c) Reporting Requirements	8
		(d) Pre-Clearance Requirements	9
		(e) Seven-Day Blackout Period	10
		(f) Required Holding Period	10
		(g) Prohibited and Limited Transactions	10
		(h) Third-Party Managed Accounts	11
		(i) Trading Activity	11
		(j) Personal Trading Violations	12
		(k) Bitcoin and Other Cryptocurrencies	12
	2.6	Violations and Sanctions	12
	2.7	Duty to Report Violations and Cooperate with Firm Investigations	12
	2.8	Non-Retaliation Statement	13
	2.9	Legal and Regulatory Inquiries	13

III.	Business Conduct		14

	3.1	Outside Business Activities	14
	3.2	Related Persons and Significant Non-Related Persons	14
	3.3	Gifts and Entertainment	14
		(a) Gifts and Entertainment Involving Public Officials	15
		(b) Gifts and Entertainment Involving ERISA Plan Fiduciaries	15
		(c) Reporting and Pre-Clearance of Gifts and Entertainment Involving Other AQR Business Partners	16
		(d) Educational Events	17
		(e) Travel and Accommodations	18
		(f) Prohibitions and Restrictions on Gifts and Entertainment	18
	3.4	Political Contributions and Political Activities	18
	3.5	Charitable Contributions	19
		(a) Overview	19
		(b) Charitable Contributions—Guidelines	20
		(c) Prohibited Charitable Contributions	20

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IV.	Anti-Bribery Policy		20

	4.1	Overview	20
	4.2	Relevant Law	20
		(a) U.S. Foreign Corrupt Practices Act	20
		(b) Financial Institution Bribery Laws	21
		(c) UK Bribery Act	21
	4.3	General Policy	21
		(a) Prohibited Payments	21
		(b) Non-Cash Payments	22
		(c) Gifts and Entertainment	22
		(d) Internships/Employment Opportunities	22

V.	Communications with the Public and Media		22

	5.1	General Policy	22
	5.2	Marketing Activities	23
	5.3	Public Appearances	23
	5.4	Client Complaints	23
	5.5	Rumors	24
	5.6	Protection of the Firm’s Reputation	24
	5.7	Recording Meetings	24

VI.	E-Communications		24

	6.1	Use of the Firm’s E-Communication Systems	24
	6.2	Mobile Device Use	25
	6.3	Duty to Safeguard Information	25
	6.4	Storage and Monitoring	25

VII.	Social Media Policy		26

	7.1	Background	26
	7.2	Use of Social Media	26
		(a) Firm Social Media Accounts	26
		(b) Employee Personal Social Media Accounts	26
	7.3	Social Media Guidance	27
		(a) Firm Social Media Accounts	27
		(b) Personal Social Media Accounts	27
	7.4	Third-party Social Media Postings	28
	7.5	Supervision	28

VIII. Anti-Money Laundering			28

IX.	Definitions		29

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A Message from the Founding Principals

Since our founding in 1998, AQR has been committed to maintaining our reputation for integrity, business ethics and fair dealing. The Firm operates in a highly regulated industry and is governed by an ever-increasing body of federal, state, and international laws, rules, and regulations. The Business Conduct Manual and Code of Ethics establishes not just the legal, regulatory, and fiduciary requirements the Firm must comply with, but also reaffirms the high ethical standards and professionalism expected from all of us. Every employee has a responsibility to follow the letter and spirit of the Business Conduct Manual and Code of Ethics, as well as other Firm policies and procedures.

Please do not hesitate to reach out to the Compliance Department with questions or concerns that you may have about any matter or issue. If you see something wrong, or are not sure if something is right, please report it to the Compliance Department.

We thank you for your ongoing adherence to our high ethical and business conduct standards and for your commitment to the Firm’s culture of compliance.

Cliff Asness, David Kabiller and John Liew

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I.	Overview

1.1	The Manual

AQR Capital Management, LLC and AQR Arbitrage, LLC (collectively, “AQR” or the “Firm”) have adopted this Business Conduct Manual and Code of Ethics (the “Manual”) to set forth the high ethical standards of conduct required of the Firm. All employees of AQR and its affiliates globally are subject to the policies in this Manual. The Manual and the principles and provisions contained herein, and in the Firm’s other policies and procedures, are generally consistent with the ethical standards and professional responsibilities detailed in the CFA Institute’s Asset Manager Code of Professional Conduct. Each employee is required to conduct themselves with the highest professionalism, integrity, and ethical standards when dealing with colleagues, counterparties, existing or prospective Clients,1 the public, the Firm’s regulators and others. Any employee who perceives or suspects a potential lapse in these standards should promptly notify their manager, the Global Head of Compliance or the Compliance Department. Employees may also report concerns via the anonymous AQR Compliance Hotline (the “Hotline”).2

This Manual is not intended to capture all Firm policies and procedures. Certain policies and procedures are also implemented specific to particular job functions or departments. Please consult with your manager or the Compliance Department to discuss any specific policy or procedure. Additionally, affiliates of the Firm outside of the United States may adopt additional policies and procedures in order to comply with local regulatory requirements. As such, employees located outside of the U.S. should refer to and comply with any applicable local policies and procedures and consult with their local or regional compliance departments to discuss jurisdiction-specific issues. All Compliance policies and procedures globally are accessible via the AQR Policy Hub (Go/Policies).

Employees are required to periodically certify, including upon commencement of their employment, that they have read the Manual and acknowledge that they have complied and will continue to comply with its requirements. In addition, employees must submit periodic Compliance certifications and make certain disclosures to the Firm. Employees must promptly update, amend or add to their disclosures by notifying the Compliance Department with respect to any changes in the employee’s above-referenced certifications and/or disclosures.

Employees are responsible for attending and completing mandatory and other assigned Compliance training, and timely obtaining required registrations and licenses (e.g., FINRA’s Series 7 license) if applicable to their role. Managers may be notified of employees who are habitually late in completing Compliance certifications or fail to attend/complete mandatory Compliance training. Also, failing to comply with Compliance-related obligations may be a factor considered in the year-end performance review and promotion process, and may lead to other employment-related disciplinary action.

Disciplinary action (up to and including termination of employment) may be taken against an employee if the Firm concludes, in its sole discretion, that an employee has: (1) engaged in unethical behavior or conduct that lacks professionalism or integrity; (2) potentially or actually damaged the Firm’s reputation or otherwise put the Firm’s reputation at risk; or (3) engaged in conduct that resulted in a violation of the Manual, the spirit of the Manual or other Firm policies and procedures.

The Manual—and the laws and regulations that underpin it—cannot cover every possible scenario. The absence of a specific policy or procedure does not allow an employee to behave in an unethical, unprofessional or illegal manner. If you are unsure about how to handle a particular circumstance or believe that a violation of the Manual or the Firm’s other policies and procedures may have occurred, please promptly contact the Global Head of Compliance or the Compliance Department.

[1]	Capitalized terms used in this Manual are defined in Section IX, “Definitions”, at the end of this Manual.
[2]	The telephone numbers for the Hotline are located on the Compliance Page (Go/Compliance). For additional information regarding reporting concerns, see Sections 2.7 and 2.8, below.

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1.2	Global Head of Compliance

The Global Head of Compliance (referred to herein as the “CCO”) is responsible for the administration of the Firm’s Compliance program including:

•	maintaining and updating the Manual and other Compliance policies and procedures

•	ensuring that Compliance training is provided to new and existing employees on a periodic basis

•	communicating updates to Compliance policies and procedures to employees

•	participating on certain of the Firm’s committees, where appropriate

•	receiving reports of violations of the Manual

•	reporting significant compliance matters to senior management

•	reviewing, at least annually, the adequacy and effectiveness of the Compliance program and enhancing it where necessary

The CCO has the authority to make exceptions or exempt an employee from any of the provisions in the Manual if the CCO determines that such exception or exemption is consistent with applicable laws and regulations, including Rule 204A-1 of the Investment Advisers Act of 1940, as amended (the “Advisers Act”) and Rule 17j-1 of the Investment Company Act of 1940, as amended.

1.3	Employee’s Responsibility to Adhere to the Manual

All new employees receive a copy of the Manual, which includes the Firm’s Code of Ethics (Section II, below), during the new hire onboarding process. When amendments to the Manual are made, all employees will receive a revised version of the Manual. When hired and at least annually thereafter, all employees are required to certify that they have received, read, understand and will comply with the policies and procedures in the Manual and any amendments thereto.

It is the responsibility of all employees to read, understand, and abide by all aspects of the Manual.

II.	Code of Ethics[3]

2.1	Compliance with Applicable Federal and Other Securities Laws

Employees are required to comply with all federal and other securities laws, rules and regulations applicable to the business of AQR. Policies concerning these laws are discussed in this Manual and other policies and procedures adopted by the Firm.

2.2	Fiduciary Obligations

The Firm is registered with the U.S. Securities and Exchange Commission (“SEC”) as an investment adviser under the Advisers Act and owes a fiduciary duty to its Clients. The SEC’s interpretation regarding the standard of conduct for investment advisers under the Advisers Act describes the nature and scope of these obligations. The Firm’s fiduciary duty is broad and applies to the entire adviser-Client relationship and obligates the Firm to act in the best interest of Clients at all times, meaning the Firm cannot place its own interests ahead of the interests of its Clients.

Fundamental to the fiduciary standard are the duties of loyalty and care. The duty of loyalty requires the Firm to not put its own interests ahead of its Clients’ interests. To meet its duty of loyalty, the Firm must provide full and fair disclosure to its Clients of all material facts relating to the advisory relationship and all conflicts of interest that might incline an investment adviser (consciously or unconsciously) to render advice that is not disinterested.

[3]

All employees are subject to the Code of Ethics. The CCO may, at the CCO’s sole discretion, subject certain third-party service providers and contractors to this Code of Ethics or a modified version hereof, depending on the facts and circumstances of the engagement.

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The duty of care includes, among other things:

•

the duty to provide investment advice that is in the best interest of the Client (based on a reasonable understanding of the Client’s objectives and the investment mandate and any applicable investment guidelines), which includes a duty to provide advice that is suitable for the Client

•	the duty to reasonably ensure that investment advice is based on materially accurate and complete information

•	the duty to seek best execution of a Clients’ transactions where the Firm has the responsibility to select broker-dealers to execute Client transactions

•	the duty to provide advice and monitoring at a frequency that is in the best interest of the Client, taking into account the scope of the agreed relationship

All employees involved in the investment process must refrain from engaging in any personal business activity that could conflict with the proper execution and management of any fund, product, or strategy over which the Firm has discretionary investment authority, or that could impair the employee’s or the Firm’s ability to make impartial decisions with respect to the Firm’s investment program.

2.3	Protecting Confidential Information

Employees should take special caution to safeguard the Firm’s Confidential Information. Such information includes, but is not limited to, the following:

•	the identity of the Firm’s Clients and information related to Client accounts, including but not limited to fees, securities holdings, and transactions

•	employee personal information, including performance reviews and compensation information

•

information related to the Firm’s investment process, research, code, signals, operational or organizational structure, Human Resources Department files, controls, performance, financial assets, net worth, revenues or net income

•	information related to the Firm’s portfolios, securities recommendations, trading and/or execution strategies, holdings, executed trades, or pending orders

•	software, algorithms, models, or programs developed by the Firm

Employees should not circulate or discuss Confidential Information inside or outside of the Firm with unauthorized individuals. Employees also should not access, use, disclose, or divulge any Confidential Information except as may otherwise be required in connection with performance of their duties for the Firm.

Moreover, employees are prohibited from sending any Confidential information to their non-AQR email accounts, such as personal or academic email accounts. If you believe that there is a business need to send Firm work product to your non-AQR email account, you must obtain pre-approval from Compliance (esurveillance@aqr.com) before sending.

Employees must promptly report to the Compliance Department if: (1) they become aware that Confidential Information is not secured or may appear to be generally accessible (e.g., on a shared drive); or (2) they have inadvertently received or disclosed Confidential Information.

Other than in the ordinary course of the employee’s duties for the Firm, during and subsequent to the employee’s employment, the employee shall not copy, take pictures of, remove or forward from the Firm’s premises or systems, either directly or indirectly, any drawings or whiteboards, writings, prints, documents, telephone/address directories (whether in hard copy or digital), computer screens or other screen shots, hard drives, thumb or flash drives, cloud systems or anything else containing, embodying, or disclosing any Confidential Information without the prior permission of the CCO or his designee. Upon the termination or resignation of an employee’s employment with the Firm for any reason, the employee is expected to immediately return any such items to the Firm. Please contact Compliance at esurveillance@aqr.com if you have questions about this policy.

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Confidential Information may be made available to certain employees for Compliance surveillance monitoring and other purposes as necessary to perform their duties for the Firm. Confidential Information may also be provided to third-party service providers as necessary to perform their contracted services for the Firm.

In addition, Confidential Information may be disclosed to government, regulatory or self-regulatory organizations to fulfill the Firm’s various regulatory obligations, or otherwise when disclosure is required by law, or is necessary for the purpose of, or in connection with, legal proceedings or to defend legal rights.

2.4	Policy to Prevent Insider Trading

(a)	Insider Trading

It is a criminal violation of law and a violation of Firm policy to engage in insider trading. Insider trading is defined as trading in securities on the basis of material nonpublic information (“MNPI”) in breach of a duty of trust or confidence. Employees are also prohibited from passing along MNPI or tipping anyone to buy or sell securities while in possession of MNPI relating to those securities. A violation of these restrictions could have severe consequences for both the Firm and its employees. Any employee engaging in activity in violation of the provisions set forth in this section may be subject to disciplinary action, including termination of employment or referral of the matter to the appropriate regulatory agency for civil or criminal investigation. Any employee who learns of any actual or potential violation of the law or provisions of this section must promptly notify the CCO or any member of the Compliance Department.

Federal, state and international securities laws and regulations prohibit securities transactions while in possession of MNPI under certain circumstances, including, but not limited to:

•	“misappropriated” information or information improperly obtained by the purchaser or seller

•	information provided by a corporate insider to the purchaser or seller in exchange for a monetary or non-monetary consideration

•	an individual prohibited from trading under the items referenced above “tips” the information to the purchaser or seller

A violation of insider trading laws could result in civil and/or criminal penalties under both federal and state securities laws, including but not limited to:

•	the Firm and/or the offending employee may be subject to criminal prosecution and, if convicted, significant monetary fines and imprisonment

•	the Firm may face SEC action (or other actions pursuant to a non-U.S. law or regulation) seeking monetary and administrative sanctions

•	the Firm and/or the offending employee may be subject to lawsuits by private plaintiffs

•	the Firm and/or the offending employee may face suspension, revocation or termination of their registrations or memberships

(b)	Recognizing MNPI

Information is considered “material” if there is a substantial likelihood that a reasonable investor would consider the information important in making an investment decision. Generally, this includes any information the disclosure of which is reasonably likely to have a meaningful effect on the price of an outstanding security. Information may be material even if it relates to speculative or contingent events.

The assessment of materiality is highly fact specific. When in doubt, employees should err on the side of caution and bring the information in question to the attention of the CCO or the Compliance Department for further consideration.

Information is considered “nonpublic” if such information has not been broadly disseminated to investors in the marketplace, such as an issuer releasing the information over the news wires, disclosing it in public filings made with a regulatory agency (e.g., Forms 10-K or 10-Q) or otherwise disseminating the information in a manner that makes it fully available to investors in the marketplace. The fact that nonpublic information is reflected in rumors in the marketplace does not necessarily mean that the information has been publicly disseminated. Even when some information regarding a matter has been made public, other aspects of the matter may remain nonpublic.

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Examples of where MNPI may arise, depending on the circumstances, include, but are not limited to, the following events:

•	impending or potential mergers, acquisitions, tender offers, joint ventures or changes in assets, such as large disposal of the same

•	earnings or revenue information and changes in previously disclosed financial information

•	liquidity issues or impending bankruptcy

•

events regarding the issuer’s securities (e.g., advance knowledge of a ratings downgrade, defaults on securities, calls of securities for redemption, public or private sales of additional securities, stock splits or changes in dividends, repurchase plans or changes to the rights of security holders)

•	new products or discoveries, or developments regarding clients or suppliers (e.g., the acquisition or loss of a major contract)

•	major government action involving the issuer (e.g., FDA decision on a new drug)

•	significant changes in control or management

•	content of forthcoming brokerage research reports

•	changes in auditors or auditor notification that the issuer may no longer rely on an auditor’s report

•	actual or threatened litigation or regulatory actions

•	information relating to the market for an issuer’s securities, such as a large order to purchase or sell securities

•	prepublication of information regarding articles or reports in the financial press

(c)	Reporting Requirements

Any employee who believes that they may be in possession of MNPI must promptly report the information to the CCO or any member of the Compliance Department.

Unless specifically permitted by the CCO or his designee, such employee must not:

•	transact in the securities of the relevant issuer in any account (either personal accounts or accounts managed by the Firm)

•	discuss the information with anyone inside or outside of the Firm except for the CCO or any member of the Compliance Department

•	facilitate the use or disclosure of MNPI by others—including another AQR employee

(d)	Restricted List

The Firm’s Restricted List is maintained by the Compliance Department and is a list of issuers whose securities are subject to partial or complete trading prohibitions for personal and Firm trading, except as pre-approved by the CCO or his designee. Issuers are placed on the Restricted List for a variety of business or legal reasons, including to comply with the terms of confidentiality and other agreements, to prevent violations of the securities laws, and to avoid the appearance of misuse of Confidential Information by the Firm.

Employees should not speculate as to why an issuer was placed on the Restricted List. The Restricted List is highly confidential to the Firm and should not be disclosed externally without the Compliance Department’s permission.

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If a particular issuer is placed on the Restricted List, trading is generally prohibited in all securities related to the issuer, including: equity, options, rights, swaps, debt, warrants, convertible securities, and any other derivative whose market value is determined principally with reference to those securities. In some instances, the Compliance Department may determine that a partial trading prohibition is appropriate. The Restricted List generally does not prohibit trading in exchange traded funds (“ETFs”), broad-based indices, diversified baskets, or similar instruments containing the issuer’s securities.

Absent prior approval of the CCO or his designee, all employees are prohibited from engaging in any trade that is subject to a Restricted List prohibition, including for any personal account or any account managed by the Firm.

The effectiveness of the Restricted List depends to a large extent on employees’ notifying the Compliance Department on a timely basis of events that may require the placement of an issuer on the Restricted List. For that reason, it is critical that an employee notify the Compliance Department immediately if an employee:

•	believes he or she has obtained or may obtain MNPI

•	receives a request to sign a non-disclosure agreement (“NDA”) or confidentiality agreement

•	has been asked to join a formal or informal creditors committee or board of directors

An issuer will ordinarily be removed from the Restricted List when the Compliance Department determines that any MNPI in the Firm’s possession has been publicly disclosed or is no longer material and/or the term of the applicable NDA or confidentiality agreement has expired. In some cases, nonpublic information may continue to be material long after the conclusion of the transaction or relationship that led to the receipt of the information.

Any employee may request to add or remove issuers from the Restricted List by contacting the Compliance Department, which has ultimate authority to decide when an issuer should be added to or removed from the Restricted List.

The Compliance Department will maintain a record of all Restricted List entries, including the relevant dates and reasons for placing an issuer on and taking it off the Restricted List and the scope of the trading prohibitions. The Compliance Department will also monitor all personal accounts and all accounts managed by the Firm for trading in Restricted List securities.

If an employee is uncertain as to whether an issuer should be placed on or taken off the Restricted List, he or she should consult the Compliance Department, which will also address any questions or requests for exceptions to the prohibition against trading securities of issuers on the Restricted List.

(e)	Expert Networks, Political Intelligence Firms, and Similar Industry Consultants

Another possible source of MNPI involves the use of expert networks, political intelligence firms, or similar industry consultants to provide information, advice, analysis, market or industry expertise for use in formulating investment views and decisions. Expert network firms provide specialized information about companies and industries to asset managers, mutual funds and other investment firms in exchange for fees. Political and/or economic intelligence firms collect intelligence—e.g., information or analysis about fiscal or monetary policy decisions, legislative developments, political or regulatory actions—from current or former insiders, including members of Congress, their staffers, employees of regulatory agencies, and other Federal employees, and sell the information to asset managers, mutual funds and other investment firms whose businesses are affected by Federal legislations, regulation, policy changes, etc. Such service providers may have confidential information and/or MNPI by having relationships with, among others: (1) current or recent employees of public companies; (2) known significant suppliers or distributors to public companies; (3) attorneys, accountants and consultants engaged by public companies; (4) government officials; or (5) doctors serving on data safety monitoring boards for clinical trials. The use of expert networks, political intelligence firms, or similar industry consultants must be pre-approved by the Compliance Department.

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(f)	Alternative Data

The Firm uses various types of data for investment research. Data obtained from non-traditional sources (e.g., consumer transactions, social media mentions) is sometimes referred to as “alternative data”. Such data may contain potential MNPI or personal information depending on the nature and origin of the data.

The use of alternative data must be pre-approved by the Compliance Department.

Any questions concerning whether a particular data set constitutes alternative data and is subject to Compliance pre-approval should be raised with Compliance.

2.5	Personal Trading Policy

(a)	General Policy

The Personal Trading Policy governs the personal trading and investments of all AQR employees globally and their Household Members. As an employee, you are prohibited from putting your own interests ahead of the interests of Clients and you must avoid transactions, activities, and relationships that might interfere with making decisions in the best interests of Clients. For example, employees may not execute transactions with the same individual employee at a broker-dealer firm with whom AQR conducts business.

All exceptions to this Personal Trading Policy must be approved by the CCO or his designee.

(b)	Personal Accounts

Employees must disclose in the Compliance System all brokerage or other investment accounts, including trusts or investment clubs, in which the employee has direct or indirect influence or control (such as joint ownership, trading authorization, or the authority to exercise investment discretion) or a direct or indirect Beneficial Interest. Employees are presumed to have a Beneficial Interest in any account or securities held by their spouses, domestic partners, dependent children. The Personal Trading Policy applies equally to all accounts for Household Members.

(i)	Exempt Accounts – No Disclosure Required

Employees are not required to disclose the following types of accounts:

•	401(k) and 403(b) retirement plan accounts that only hold U.S. registered open-end mutual funds

•	Accounts held directly at U.S. registered mutual fund companies

•	However, you must disclose any accounts holding AQR Mutual Funds (unless held in AQR’s 401(k) plan) (see footnote 6)

•	529 college savings plans

•	Variable annuity contracts

(ii)	Approved Broker Requirements

As a general rule, all employees (and their Household Members) are required to conduct their personal trading through a broker listed on the Approved Broker List (an “Approved Broker”). Approved Brokers generally provide an electronic feed of transactions and holdings directly to AQR.4 Any exception to this requirement to maintain accounts at an Approved Broker must be approved by the CCO or his designee.

The list of Firm-approved brokers is subject to change and is maintained by the Compliance Department. The current list of Approved Brokers is available in the Personal Trading Quick Reference Guide, which is available on the Compliance Page (Go/Compliance).

[4]	In order to maintain personal securities accounts, employees and their Household Members are required to provide consent for their broker(s) to provide AQR their personal trading activity.

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(c)	Reporting Requirements

(i)	Reporting Account Information

Employees are required to complete an initial Compliance certification and disclose via the Firm’s Compliance System all accounts (other than those noted in Section 2.5(b)(i), above) no later than ten days after beginning their employment or being designated as subject to the Code of Ethics (both referred to as their “start date”). All new employees (and their Household Members) must agree to close or move their existing accounts to one of the Approved Brokers within 45 days of their start date unless an exception or extension has been received from the CCO or his designee.

Employees also must promptly report via the Compliance System any changes in their accounts, including the opening of any new accounts and closing of any existing accounts. It is the employee’s responsibility to promptly update the Compliance System with this information.

Note—When opening a new account (including accounts at an Approved Broker), the employee must report the account in the Compliance System and obtain approval before transacting in the account.

(ii)	Securities Exempt from the Personal Trading Policy

The following is a list of securities that are exempt from the Personal Trading Policy, including all reporting and pre-clearance requirements (the “Exempt Securities”):

•	direct obligations of the Government of the United States (i.e., treasury bills, treasury bonds and U.S. savings bonds)

•	bankers’ acceptances, bank certificates of deposit, commercial paper, and High Quality Short-Term Debt Instruments, including short term municipal bonds and repurchase agreements

•	shares issued by money market funds

•	shares issued by U.S. registered open-end funds (i.e., mutual funds) other than AQR Mutual Funds and ETFs

•	shares issued by unit investment trusts (other than ETFs) that are invested exclusively in unaffiliated mutual funds

All other types of securities, which include any common or preferred stock, debt securities, ETFs, AQR Mutual Funds, shares issued by a close-end investment company or non-U.S. registered mutual fund, and Private Placements (collectively referred to as “Reportable Securities”) are subject to the Personal Trading Policy and requirements set forth below.

If you have questions as to whether a type of security is exempt, please contact the Compliance Department at CoreCompliance@aqr.com.

(iii)	Holdings Reports

As part of the initial Compliance certification, employees are required to disclose via the Firm’s Compliance System all holdings in Reportable Securities no later than ten days after their start date.5 At least annually, all employees are required to certify to and update as necessary their holdings in Reportable Securities.6

(iv)	Transaction Reports

On a quarterly basis, each employee is required to certify that all transactions in Reportable Securities that occurred during the prior quarter have been accurately reported in the Compliance System or provide any necessary updates. All employees are required to complete the quarterly and annual Compliance certifications, even if they do not hold any accounts and did not enter into any transactions in Reportable Securities during the reporting period.

[5]

The initial holdings report must be current as of a date not more than 45 days prior to their start date. This requirement also applies to Private Placements and all Reportable Securities not held at a broker-dealer.

[6]

Holdings information must be current as of a date no more than 45 days prior to the date each subsequent annual report is submitted. AQR Mutual Funds holdings in the AQR 401k Plan at Merrill Lynch do not require reporting to the Compliance Department.

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The Compliance Department will review these reports and any issues or potential violations will be escalated to the CCO or his designee.

(d)	Pre-Clearance Requirements

(i)	General

Unless explicitly exempted below, employees are required to submit a trade request in the Compliance System and receive an approval before undertaking any personal transactions in Reportable Securities. This includes, among others, all equity and debt securities, all transactions in Private Placements,7 and any loan on behalf of employees (or their Household Members) with a financial institution that will be collateralized by Reportable Securities.8

Employees are responsible for understanding and monitoring any margin activity (e.g., pro-active funding, capital requirements, Portfolio/Regulation T margin calls) in their personal accounts and pre-clear any liquidation sales related to a margin call. Failure to pre-clear any liquidation sales related to a margin call, including those transactions executed by a broker without the employee’s knowledge or direction, may result in a violation of the Code of Ethics and the potential imposition of a sanction.

Note—The Compliance Department reserves the right to deny any pre-clearance request for any reason and the reasons for any such denial may not be shared with the employee.

(ii)	Approval Period

If a pre-clearance request is approved, the approval is effective until local market close on the date of approval; provided, however, the CCO or his designee may shorten or rescind any approval if it is deemed appropriate to do so. Transactions also may not exceed the quantity of shares approved in the pre-clearance request.

Note—Facts and circumstances may occur, post pre-clearance approval, which may result in the Compliance Department requiring a reversal of the trade and disgorgement of any resulting gains.

(iii)	Transactions Exempt from Pre-Clearance

Employees are not required to obtain prior approval to transact in the following Reportable Securities:

•	ETFs

•	AQR Mutual Funds

•	Non-US registered open-end funds (e.g., Non-U.S. mutual funds, UCITs)

•	Municipal Bonds

•

securities acquired through corporate actions, such as stock splits, reverse stock splits, mergers, consolidations, spin-offs, and other similar corporate reorganizations generally involving all holders of the same class of securities

•	Involuntary sales due to a company exercising a call provision on its outstanding debt

•

transactions involving the exercise and/or purchase of securities pursuant to an employer stock option plan and any other similar plans. Any subsequent sale of Reportable Securities received from such plans must be pre-cleared

[7]	Employees are required to pre-clear all transactions (i.e., initial investment, additional funding to an existing investment or redemption/liquidating transactions) in a Private Placement.
[8]

For pre-clearance requests involving collateralized loans, employees will be required to provide the name of the financial institution, the Reportable Securities used as collateral and a description of the loan’s purpose.

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•	securities purchased pursuant to an automatic investment plan, including a dividend reinvestment plan

•	securities issued by an exercise of rights to the holders of a class of securities

•	transactions in direct obligations of non-U.S. Governments

(e)	Seven-Day Blackout Period

Employees may not purchase or sell any Reportable Security, subject to certain de minimis thresholds, during the seven-calendar day period before or after either a buy or sell order for a Client’s account is executed or while a Client order is pending for the same or related security (such as securities convertible into the security). The existence of recent Client trades and pending orders will be checked as part of the pre-clearance process described above, and pre-clearance may be denied if the Compliance Department determines it is inconsistent with the best interests of any Client.

Note—Employees may not knowingly trade parallel to or against a Client in a Reportable Security at any time or in any amount.

This prohibition does not apply to Third-Party Managed Accounts (discussed in Section 2.5(h) below) or to securities and transactions that are not subject to the pre-clearance requirements (discussed in Section 2.5(d)(iii) above).

(f)	Required Holding Period

An employee may not purchase and sell, or sell and purchase, the same security within 30 calendar days. This provision extends across all accounts (e.g., if you purchase a security in one account, you cannot sell that same security in less than 30 calendar days in a different brokerage account).

This prohibition does not apply to Third-Party Managed Accounts (discussed in Section 2.5(h) below) or to securities and transactions that are not subject to the pre-clearance requirements (discussed in Section 2.5(d)(iii) above).

(g)	Prohibited and Limited Transactions

The following table lists additional prohibitions and restrictions on transactions and holdings in Reportable Securities. Other than the restrictions on Initial Public Offerings, the below prohibitions do not apply to Third-Party Managed Accounts (discussed in Section 2.5(h) below).

Transaction Types	Prohibition or Limitation
Initial Public Offerings / Initial Token Offerings	Participation in an Initial Public Offering or any Initial Token Offering (as defined in Section 2.5(k) below) is prohibited.

Restricted List	Transactions in securities on the Firm’s Restricted List are prohibited.

Affiliated Managers Group, Inc. (“AMG”) Securities	Transactions in securities issued by Affiliated Managers Group, Inc. securities (ticker: AMG) are prohibited.[9]

Short Sales	Short selling securities is prohibited. Pre-existing short positions must be exited within 30 days of start date (subject to the pre-clearance requirements).

Derivatives	All derivatives, including options, warrants, swaps, futures and forward contracts are prohibited. Pre-existing positions must be exited within 30 days of start date (subject to the pre-clearance requirements) or held until expiration unless an exception has been approved by the CCO or his designee.

[9]	Please note the Firm’s portfolio management teams are also prohibited from purchasing or selling AMG securities in Client Accounts.

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Transaction Types	Prohibition or Limitation
Good until Cancelled / Limit Orders	“Good until cancelled” orders and limit orders other than a “same-day” limit order generally should be avoided. Such orders are difficult to pre-clear and can cause inadvertent pre-clearance violations.

The below chart contains additional investment activities that are prohibited.

Type of Activity	Prohibition
Front-Running	Front-Running is taking a position (or selling a position) in a security or interest in a personal account with knowledge that the Firm will soon take a position (or sell a position) in the same security or interest. Front-Running is an illegal activity and prohibited for all trading, whether for personal accounts or trading on behalf of the Firm.

Scalping	Scalping refers to taking improper advantage of a Client’s trading for the benefit of an employee’s personal account. Scalping is an illegal activity and prohibited.

(h)	Third-Party Managed Accounts

Transactions within approved Third-Party Managed Accounts are exempt from the pre-clearance requirements and trading restrictions set forth in the Personal Trading Policy if the following conditions are met:

•

the investment manager has exclusive, discretionary investment authority over the account and the employee (and their Household Members) have no direct or indirect influence or control over the account

•	the investment manager is independent and not affiliated with or related to the employee (or their Household Members)

•

the investment manager provides written confirmation that (1) the investment manager has been granted exclusive, discretionary investment authority, and (2) the account holder does not exercise investment discretion or otherwise have direct or indirect influence or control over the investment decisions[10]

•	the account will not purchase any security issued in an initial public offering

Note—Robo-advised accounts are not considered Third-Party Managed Accounts.11 As such, the transactions in these accounts must be limited to securities that are exempt from the Firm’s pre-clearance requirements, such as ETFs and mutual funds, and adhere to all reporting requirements.

(i)	Trading Activity

Employees are discouraged from engaging in a pattern of investment transactions that either: (1) is so frequent as to potentially impact their ability to carry out their assigned responsibilities; (2) gives rise to conflicts or perceived conflicts with the best interest of AQR’s Clients; or (3) uses company resources or information learned during the course of their association with AQR for personal gain.

Note—The use of trading algorithms that operate autonomously for personal trading is prohibited. Employees are also strictly prohibited from buying or selling any funds managed by AQR (including AQR Mutual Funds) on the basis of material non-public information learned during the course of their association with AQR.

[10]	The written confirmation must be in a form acceptable to the Compliance Department and the manager, investment adviser or trustee may be asked to periodically provide an updated confirmation.
[11]

Robo-advisers are digital platforms that provide automated, algorithm-driven financial planning services with little to no human supervision. A robo-advised account is an account offered by a robo-adviser on its digital platform.

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The Compliance Department monitors the frequency of personal trading and reserves the right to subjectively determine what constitutes excessive trading. The Compliance Department may restrict personal trading for a particular employee (and their Household Members) or for all employees.

(j)	Personal Trading Violations

The CCO or his designee reserves the right to prohibit an employee’s personal trading at any time and for any reason. If an employee does not comply with the Personal Trading Policy, the Firm may require the employee to trade out of the applicable position and/or disgorge any resulting gains. Each employee agrees to exit or liquidate upon instructions from the CCO or his designee, with the understanding that no explanation is required if such instruction is given, and no liability will accrue to the Firm as a result of any losses arising out of such exit or liquidation.

Personal trading violations may lead to disciplinary or other action, including but not limited to: (1) a requirement that a trade/transaction be reversed (even if a loss is incurred in doing so) in the event that an employee does not receive pre-approval from Compliance prior to transacting; (2) the suspension of personal trading privileges; (3) other employment-related action, including termination of employment; or (4) referral of the matter to the appropriate regulatory or government agency.

(k)	Bitcoin and Other Cryptocurrencies

The trading of Bitcoin and other cryptocurrencies (collectively, “Cryptocurrencies”) is permitted, but may be subject to additional review and restrictions by the Compliance Department based on regulatory guidance. As noted above, Employees (and their Household Members) are prohibited from participating in or fundraising for any initial token offerings, including but not limited to an initial coin offering (ICO), security token offering (STO), initial exchange offering (IEO), or initial dex offering (IDO) (collectively, “Initial Token Offerings”). As noted above, employees (and their Household Members) are also prohibited from engaging in derivative transactions, which includes futures and options on cryptocurrencies.

Note—As stated above, the use of trading algorithms that operate autonomously for personal trading, including for trading cryptocurrencies, is prohibited.

2.6	Violations and Sanctions

A failure to comply with the Manual or the Firm’s other policies and procedures may not necessarily amount to a violation. The CCO or his designee makes the determination as to what constitutes a violation and, where applicable, will work with the Human Resources Department and/or the employee’s supervisor to determine the appropriate disciplinary action, if any. When evaluating the appropriate disciplinary action for a Code of Ethics violation, if any, relevant facts and circumstances are considered, including, but not limited to, the frequency of occurrence and length of time since any previous violation by the employee.

Violations that demonstrate a lack of respect for the Firm’s commitment to adhere to high ethical, integrity and business conduct standards may result in disciplinary action, including termination of employment. Additionally, a violation of law may lead to disciplinary action that may include termination of employment and/or referral of the matter to the appropriate regulatory or government agency.

2.7	Duty to Report Violations and Cooperate with Firm Investigations

Employees are required to report promptly any known or suspected violations of the Manual, any Firm policy or procedure, or any law or regulatory requirement related to our business, including, but not limited to:

•	violations of any applicable securities laws or regulatory requirements

•	breach of fiduciary duty arising under any applicable laws

•	violations of any similar laws or regulations by the Firm or any of its employees or agents

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Reporting can be made to a manager, the CCO, any member of the Compliance Department or anonymously via the AQR Hotline.12 Managers and members of the Compliance Department have an obligation to escalate any such reports to the CCO or his designee, who will determine how to proceed and whether a matter should be reported to any regulatory authority.

Employees (and former employees as needed) must also cooperate as requested by the Firm with any investigation, inquiry, internal review, examination or litigation related to the Firm’s business or potential misconduct.

Note—Notwithstanding anything herein to the contrary, this Manual will not be interpreted or applied in any manner that would violate an employee’s legal rights as an employee under applicable law. For example, nothing in this Manual prohibits or in any way restricts any employee from reporting possible violations of law or regulation to, otherwise communicating directly with, cooperating with or providing information to any governmental or regulatory body or any self-regulatory organization or making other disclosures that are protected under applicable law or regulations of the SEC or any other governmental or regulatory body or self-regulatory organization. An employee does not need prior authorization from AQR before taking any such action and an employee is not required to inform AQR if he or she chooses to take such action.

2.8	Non-Retaliation Statement

The Firm strictly prohibits intimidation or retaliation against anyone who (i) makes a good faith report about a known or suspected violation of the Manual or any Firm policy or procedure, or any law or regulation, or (ii) assists with any inquiry or investigation of any such violation.

The Firm will endeavor to maintain the confidentiality of any report of potential wrongdoing to the extent practicable and ensure that no employee will face any unlawful retaliatory action for making such report. Information provided will be handled discreetly and shared only with those individuals that the Firm has a need to inform, such as regulators and those who are involved in investigating, resolving and, if necessary, remediating the issue. Employees who have concerns about or are aware of possible retaliatory action must report it, either to their manager, a Human Resources representative, or the Hotline.

2.9	Legal and Regulatory Inquiries

The financial markets in which AQR participates are highly regulated and, as a result, the Firm and/or its employees may from time to time be involved in certain legal or regulatory matters. Any employee who receives a legal or regulatory inquiry or request for information (relating to AQR or any other entity or person) from entities including, but not limited to, a regulator, government agency, self-regulatory organization, supervisory authority, legislative body, market exchange or litigant should immediately contact the CCO or his designee.

Employees may not reach out to government agencies, regulators or self-regulatory organizations for routine guidance or questions on business, legal or regulatory matters without pre-approval from the CCO or his designee. Nothing in this section shall interfere with an employee’s legal rights as an employee under applicable law, as discussed above.

Nothing in this Manual shall prohibit or restrict an employee from participating, cooperating, or testifying in any action, investigation, or proceeding with, or providing information to, any governmental agency, legislative body, or any self-regulatory organization, provided that, to the extent permitted by law, upon an employee’s receipt of any subpoena, court order or other legal process compelling the disclosure of any such information, documents, or testimony, an employee shall give prompt prior written notice to the CCO or the Compliance Department in order to provide the Firm reasonable opportunity to take appropriate steps to protect its Confidential Information.

[12]	The telephone numbers for the Hotline are located on the Compliance Page (Go/Compliance).

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III.	Business Conduct

3.1	Outside Business Activities

Certain outside business activities engaged in by employees may present a conflict of interest for the Firm. As such, employees must obtain both the prior approval from their manager and the CCO or his designee before engaging in any of the following reportable outside business activities:

•	affiliation (including employment, consulting, or advisory work) with any current or prospective Client

•

affiliation (including employment, consulting, or advisory work) with any financial services or financial technology firm, including, but not limited to, a bank, investment adviser, broker/dealer, futures or commodities broker

•	serving as an officer, director, principal, general partner, employee, consultant, or advisor of a public company, private company, or partnership

•	serving on a creditors’ committee, finance committee, special litigation committee or similar committee

•

serving on the board of governors/trustees/directors, investment committee, or similar committee of any public or private institution (e.g., charitable organization, educational institution, or other non-profit organization)

•	serving as a political appointee or elected official, whether federal, state, or local, or with a political party

•	working as a teacher or professor for a university or other educational institution

•

any other outside business activity in which the employee (i) receives (or has a reasonable expectation of receiving) compensation (including non-cash benefits or ownership) and (ii) spends 10% or more of their time

Volunteer work and personal fundraising for a civic, charitable, educational or religious organization does not require pre-clearance as an outside business activity unless the employee is otherwise involved in the financial matters of the organization. Volunteer work for a Political Official or Political Organization must be done in strict compliance with the requirements in Section 3.4, “Political Contributions and Political Activities”, below.

3.2	Related Persons and Significant Non-Related Persons

Certain family or personal relationships of employees may present a potential conflict of interest for the Firm. As such, employees are required to disclose through the Firm’s Compliance System any Related Person or Significant Non-Related Person employed by or affiliated with a:

•	current or prospective Client of the Firm

•	vendor, service provider or counterparty of the Firm

•	an officer or director of a public company

•	U.S. or international governmental agency or entity, including a state pension plan

•	bank, broker/dealer, futures or commodities broker, or financial services firm

•	hedge fund, private equity fund, asset manager, investment firm, or any affiliate thereof

All employees must promptly notify the Compliance Department through the Firm’s Compliance System of any material changes with respect to the employment or affiliations of a Related Person or Significant Non-Related Person.

3.3	Gifts and Entertainment

The Firm monitors the nature, quantity and frequency of certain Gifts and Entertainment that its employees give and receive. This policy is designed not to deter legitimate business Gifts or Entertainment but to reasonably prevent Gifts or Entertainment from creating an actual or potential conflict of interest or a violation

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of law, as well as to protect the Firm’s reputation. An actual or potential conflict of interest occurs when the personal interests of employees interfere or could potentially interfere with their responsibilities to the Firm and its Clients. The giving, receiving or solicitation of Gifts or Entertainment could create an appearance of impropriety or may raise a potential conflict of interest; also, certain Clients may have their own established parameters and limitations regarding the receipt of Gifts and Entertainment. Employees should use common sense and seek guidance from the Compliance Department (BusinessConduct@aqr.com) in determining whether or not to accept Gifts or Entertainment and to be aware of potential conflicts, and continue to make all decisions in the best interests of the Firm and its Clients.

Please note that Gifts are generally not permitted to be given or accepted by employees of AQR Europe or AQR Germany except of a nominal or de minimis value.

(a)	Gifts and Entertainment Involving Public Officials

Under certain circumstances, Gifts and Entertainment can be provided to or received from U.S. Officials and/or Foreign Officials (collectively, referred to as “Public Officials”). However, those circumstances are limited. The Compliance Department must pre-approve all Gifts, Entertainment and hospitality provided to or received from Public Officials. Employees (or their designees) should submit these requests for Gifts, Entertainment and hospitality through the Firm’s Compliance System to seek pre-clearance.

See Section IV, “Anti-Bribery Policy” below, for further discussion on interacting with Public Officials.

Q:	A public pension fund client is visiting AQR’s office. What action(s) are required to pay for a car service for the client from AQR’s office to the airport?

A:	The AQR employee (or a designee) should submit a request in the Compliance System to seek pre-clearance to pay for the car service. If this is a last minute request and requires an immediate response, the pre-clearance request can be sent via email to BusinessConduct@aqr.com.

Q:	You would like to provide a copy of an AQR partner’s published book to a Public Official. What action(s) are required to give this gift?

A:	The AQR employee (or a designee) should submit a request in the Compliance System to seek pre-clearance to send a copy of the book to the Public Official.

(b)	Gifts and Entertainment Involving ERISA Plan Fiduciaries

Significant limitations apply to the giving of Gifts and Entertainment to ERISA Plan Fiduciaries. The U.S. Department of Labor (“DOL”) imposes limits on the value of Gifts and Entertainment given to ERISA Plan Fiduciaries. Under DOL guidelines, gifts, gratuities, meals, and entertainment for ERISA Plan Fiduciaries may not exceed an annual aggregate value of $250. Reimbursements of expenses in connection with educational conferences may be exempt if certain criteria are met. ERISA Plan Fiduciaries may also be required to report to the DOL any Gifts and Entertainment provided by AQR.

Employees must pre-clear through the Firm’s Compliance System all Gifts and Entertainment provided to or received from ERISA Plan Fiduciaries. Employees should not provide any Gifts or Entertainment to ERISA Plan Fiduciaries in excess of $250 per individual during any calendar year.

Please contact the Legal and Compliance Department if you are unsure whether a Client or prospect is an ERISA Plan Fiduciary.

Q:	You would like to cover the dinner expense of a Client and you are unsure whether the Client is an ERISA Plan Fiduciary. What action(s) are required to pay for this dinner?

A:	When in doubt, seek pre-clearance for any Entertainment involving a current or potential Client that may be an ERISA Plan Fiduciary.

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Q:	You would like to send a few AQR logo items valued at less than $20 to an ERISA Client. What action(s) are required?

A:	While this is likely permissible, pre-clearance is required.

(c)	Reporting and Pre-Clearance of Gifts and Entertainment Involving Other AQR Business Partners

For Gifts and Entertainment involving any other AQR Business Partner, employees must submit a request via the Compliance System and receive pre-clearance prior to giving or accepting any Gifts exceeding $50 or any Entertainment exceeding $150 per person. If approved, submissions should be updated in the Compliance System as necessary to report the final details and attach a copy of the receipt as required. The final value reported may be less than the amount pre-cleared but should not exceed the amount pre-cleared.

Employees are required to promptly report in the Firm’s Compliance System all other Gifts13 and Entertainment given to or received from any AQR Business Partner. This reporting requirement does not apply to logo items or Gifts of a nominal or de minimis value (less than $25), such as pens and notepads. Gifts valued at or above $25 would not be considered nominal, such as duffel bags or fleece jackets, even if they are logo items.

Gifts and Entertainment to or from any AQR Business Partner may not exceed $100 (for Gifts) and $1,000 (for Entertainment) in total value during any calendar year unless approved by the CCO or his designee. If an employee is receiving Entertainment from an AQR Business Partner and is accompanied by a guest (such as a spouse) or is providing Entertainment to an AQR Business Partner and his or her guest, the guest’s portion will be allocated to the employee’s or AQR Business Partner’s aggregate annual limit.

The Firm may determine that a Gift is inappropriate or excessive and may direct such Gift to be returned or donated to a charity of the Firm’s choosing.

As a reminder, any proposed Gifts or Entertainment to Public Officials or ERISA Plan Fiduciaries require pre-clearance.

Q:	A law firm engaged by the Firm sends you a bottle of wine valued at $40. What action(s) are required to accept this Gift?

A:	You may accept this gift, but you are required to promptly report the details via the Compliance System.

Q:	You would like to send a gift basket to a Client’s team of five people, valued at $150. What action(s) are required to send this Gift?

A:	Because this is a shared gift among five people, the per person cost is $30. You are permitted to send the gift without pre-clearance, but you are required to promptly report the details via the Compliance System.

Q:	A vendor sends you a large box of chocolates and you are unsure what the cost is. What action(s) are required to accept this Gift?

A:	Use reasonable efforts to determine the cost (e.g., Google search) and enter a gift submission in the Compliance System. If the value exceeds $50 you are required to receive pre-clearance before accepting and the gift should not be opened until approval is received.

[13]

Employee acceptance of accommodations, tickets or other entertainment when the persons or representatives of the entities with which the Firm is currently or potentially conducting business are not present will be considered a Gift under this policy (for example, if a Client gives an AQR employee tickets to a baseball game but the Client does not attend). Employees should not solicit tickets from any person or entity with which the Firm is currently or potentially conducting business.

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Q:	A vendor sends you an OpenTable gift card, valued at $40. What action(s) are required to accept this Gift?

A:	You should contact the Compliance Department. Cash and cash equivalents are generally prohibited, but gift cards or gift certificates that can only be used at specific vendors will be considered on a case-by-case basis.

Q:	A vendor sends you a box of cookies, valued at $85, and you leave them out in the kitchen. What action(s) are required to accept this Gift?

A:	Because the box of cookies is left out in a common area for anyone’s consumption, it is not considered a gift to a specific recipient, and neither pre-clearance nor reporting is required.

Q:	A Client invites you to attend a baseball playoff game. The ticket is valued at $600. What action(s) are required to attend this event?

A:	Pre-clearance is required.

Q:	A counterparty invites you to attend the U.S. Open. The ticket value is $140, and you estimate that they will also cover $50 of food and beverage. What action(s) are required to attend this event?

A:	The total cost exceeds $150; pre-clearance is required.

Q:	A potential vendor invites you to their corporate suite at a football game. The per person cost is unclear. What action(s) are required to attend this event?

A:	Ask the vendor if they can provide a per person cost for the event. If the value exceeds $150 you are required to submit the request via the Compliance System and receive approval prior to attending the event. If less than $150 you can attend and then report it in the Compliance System. If you have any questions regarding cost, please contact Compliance (BusinessConduct@aqr.com).

Q:	You would like to invite Person A at a Client to the U.S. Open and the ticket is $900 face value. You would also like to invite Person B at the same Client to the Major League Baseball playoffs, face value of the ticket is $1,100. What action(s) are required to attend these events?

A:	Pre-clearance is required for both. Depending on the specific facts and circumstances, because each invitation is to different people at the same Client, the $1,000 annual entertainment limit is treated separately for each contact.

Q:	A Client invites you and your spouse to a golf outing, the cost of which is $100 per person. What action(s) are required to attend this event?

A:	Pre-clearance is required. If a spouse attends, his or her expense counts towards the employee’s annual entertainment limit. The total value attributed to the employee in this hypothetical is $200 due to the attendance of the spouse.

(d)	Educational Events

All educational and training events that the Firm hosts for persons outside the Firm (e.g., AQR Forum, AQR University) or events where a non-AQR firm will cover the cost for an employee to attend must be pre-cleared with the Compliance Department through the Firm’s Compliance System as Entertainment. The event must be intended to provide training or education to the attendee(s). Payment or reimbursement, whether given or received by the Firm or an employee, for associated reasonable meals,

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lodging and transportation is generally permissible. Reimbursement or payment for other forms of entertainment (e.g., golf outings, tours) while at a location for the purpose of training or education would generally not be permissible. Additionally, any expenses for a spouse, partner or guest of the attendee at an educational event will not be paid for or reimbursed.

(e)	Travel and Accommodations

Generally, travel and accommodations offered to or by persons or entities with which the Firm is currently or potentially conducting business will be denied. However, in certain limited circumstances, travel and accommodation benefits will be permitted. For example, ground transportation, such as a car service that is typically provided in the ordinary course of business, or travel associated with educational events (see Section 3.3(d), “Educational Events”, above) will be permitted. Employees should contact the Compliance Department (BusinessConduct@aqr.com) to discuss reimbursement requirements related to air travel (e.g., travel on a private plane) and accommodations concerning an educational event or business meeting.

(f)	Prohibitions and Restrictions on Gifts and Entertainment

The following Gifts and Entertainment are prohibited and may not be given or accepted:

•	Gifts and Entertainment prohibited by law

•	Gifts and Entertainment given or received as a bribe, payoff or kickback (e.g., in order to obtain or retain business or to secure an improper advantage)

•	Gifts and Entertainment that create the appearance or an implied obligation that the provider is entitled to preferential treatment, an award of business, better prices or improved terms

•

Gifts and Entertainment that could influence the employee or recipient or appear to influence the employee’s or recipient’s ability to act in the best interest of AQR or its Clients or the recipient’s organization

•	Gifts and Entertainment that could negatively impact the Firm’s reputation

•

Gifts and Entertainment the employee/recipient knows or reasonably should know are prohibited by the provider’s or recipient’s organization or by their legal contract, if applicable, with AQR (when in doubt, check with the Compliance Department at BusinessConduct@aqr.com)

•	Gifts of cash or cash equivalents[14]

•	Gifts given in the form of non-cash benefits (e.g., the promise of employment)

•	Entertainment not in good taste or that is not business appropriate

•	Entertainment that might be viewed as excessive in the context of the business occasion

3.4	Political Contributions and Political Activities

The Firm’s commitment to the highest level of ethical standards and business conduct extends to the Firm’s business interactions with government officials and entities. The Firm has adopted policies to comply with U.S. federal, state and local rules and regulations and “Pay-to-Play” rules in order to prevent material conflicts. Failure to comply with these rules and regulations could result in civil or criminal penalties for the Firm and the individuals involved.15

[14]	As noted above, gift cards or gift certificates that can only be used at specific vendors (e.g., Starbucks, CoreCar) will be considered on a case-by-case basis.
[15]

Specifically, Rule 206(4)-5 under the Advisers Act addresses “Pay-to-Play” practices under which direct or indirect payments by investment advisers to state and local government officials are perceived to improperly influence the award of government investment business. The rule imposes a “time out” on the ability of an investment adviser to receive compensation for conducting advisory business with a government entity for two years after certain contributions are made to an official of a government entity. The rule also prohibits an adviser and its covered associates from coordinating or soliciting any contribution or payment to an official of the government entity, or a related local or state political party.

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Employees and their Household Members are prohibited from making or soliciting Political Contributions to any state or local (1) Political Officials (which includes candidates) and (2) Political Organizations.

All other Political Contributions and Political Activities by an employee or their Household Members must be pre-cleared by the Compliance Department through the Firm’s Compliance System.

Please note that even when an employee’s Political Activities have been pre-cleared and approved by the Compliance Department, employees are not permitted to use any Firm resources in connection with personal political activity or engage in such activity during business hours. Firm resources include, but are not limited to, the use of Firm computers, email, phones, conference rooms, staff time (such as assistant and other support staff time) or other property. Additionally, employees should not use Firm letterhead or other materials containing the Firm’s name or logo in connection with any personal political activity.

Q:	A sitting state governor has announced his candidacy for president. Can you contribute to his campaign?

A:	No. As a sitting governor, he is a state Political Official and, therefore, contributions to the campaign, as well as any fundraising or solicitation activity on behalf of the campaign, are strictly prohibited.

Q:	Your spouse would like to volunteer for the campaign of a friend who is running for local office. Is this permitted?

A:	Pre-clearance is required. Employees and their Members of Household would generally be permitted to engage in volunteering activities for a campaign that do not involve solicitation or fundraising, such as encouraging voter turnout, collecting signatures for ballot access, or engaging in discussions on political issues with potential voters.

Q:	Can you purchase merchandise (e.g., t-shirt, hat) from a campaign for a state or local candidate or Political Official?

A:	No. Purchases of merchandise is considered a contribution to the campaign, so purchasing merchandise from a state or local candidate or Political Official’s campaign is strictly prohibited.

Q:	You would like to contribute to a local Political Organization. Is this permitted?

A:	No. Contributions to state and local Political Organizations are strictly prohibited.

3.5	Charitable Contributions

(a)	Overview

The Firm encourages employee involvement and contributions to qualified charitable, religious or civic organizations. Even where it concerns Charitable Contributions, employees are reminded of their obligation to avoid conflicts of interest that could impact a Clients’ interest or the Firm’s reputation. Subject to the guidelines below, employee contributions to non-profit organizations exempt from federal income taxation under Internal Revenue Code section 501(c)(3) are permitted under this policy and do not require pre-clearance.

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(b)	Charitable Contributions—Guidelines

The following types of Charitable Contributions made by the Firm or employees must be pre-approved by the Compliance Department through the Firm’s Compliance System:

•

Charitable Contributions Made to or Requested by Clients and Prospective Clients. All Charitable Contributions made to Clients and prospective Clients, or as a result of a Client or prospective Client solicitation.[16]

•	Charitable Contributions Solicited by Public Officials. Charitable Contributions that are requested by or in any way linked to a Public Official.

•

Contributions to 501(c)(4), 501(c)(5), or 501(c)(6) Organizations. All Charitable Contributions to non-profit organizations that are classified as 501(c)(4), 501(c)(5), or 501(c)(6) organizations, which are permitted to engage in electoral activity.

•

Charitable Contributions to Educational Institutions. Personal Charitable Contributions to educational institutions if the institution is a Client or prospective Client and the amount of the contribution exceeds $10,000. No charitable contributions to educational institutions that are less than $10,000 require pre-clearance.

•	Potential Conflicts of Interest. Any Charitable Contribution that might create an actual or potential conflict of interest with the Firm, employees and/or Clients.

(c)	Prohibited Charitable Contributions

The following Charitable Contributions are prohibited:

•	Charitable Contributions that are solicited or directed by existing Clients or prospective Clients for the purpose of influencing the award or continuation of a business relationship

•	Charitable Contributions given as a bribe, payoff or kickback (e.g., in order to obtain or retain business or to secure an improper advantage)

•	Charitable Contributions that create the appearance of an implied obligation that the giver is entitled to preferential treatment, an award of business, better prices or improved terms

IV.	Anti-Bribery Policy

4.1	Overview

The Firm and its employees are subject to various U.S. and international laws and regulations prohibiting the giving or promising of anything of value in exchange for business from, or to influence the decision of any government, Public Official or AQR Business Partner. This policy establishes what the Firm, its employees, agents and representatives can and cannot do under these laws and regulations and the level of ethical conduct that is expected when transacting Firm business.

If you have any questions regarding the Firm’s Anti-Bribery Policy or the various international anti-bribery laws, please contact the CCO or a member of the Compliance Department (BusinessConduct@aqr.com).

4.2	Relevant Law

(a)	U.S. Foreign Corrupt Practices Act

The U.S. Foreign Corrupt Practices Act (“FCPA”) prohibits the bribing of Foreign Officials and requires U.S. businesses to maintain internal accounting controls and to keep books and records that accurately reflect all transactions associated with Foreign Officials.

The FCPA prohibits the .offering or promising of anything of value to a Foreign Official in order to obtain or retain business for the Firm. The FCPA’s prohibitions are broad and cover:

•	cash payments

[16]

When submitting such contributions for pre-approval, employees will be asked to provide information on the solicitation, including but not limited to, what the Firm’s status is with the Client or prospect (i.e., are we currently prospecting new business), and confirmation that the request is not tied to AQR’s business with the entity.

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•	non-cash payments, benefits, and/or favors

•	in certain circumstances, otherwise legitimate business expenditures such as Gifts, Entertainment and hosted travel or training

The FCPA prohibits the above-referenced examples whether they are made directly or indirectly through third parties, such as consultants, agents and/or joint venture partners. Employees must pre-clear all third- party Non-U.S. business arrangements with the Compliance Department at BusinessConduct@aqr.com.

(b)	Financial Institution Bribery Laws

It may be a felony under U.S. law to corruptly give, promise or offer anything of value to an officer, director, employee, agent, or attorney of a financial institution with the intent to influence that individual in connection with any business transaction with the financial institution. The Firm and employees are prohibited from passing anything of value to any representative or agent of a financial institution with the intent to influence such recipient in connection with any business transaction with the financial institution.

(c)	UK Bribery Act

The UK Bribery Act 2010 (the “UK Bribery Act”) created broad anti-bribery rules to prevent public and private sector corruption.

Under the UK Bribery Act, bribery is illegal, and an individual or company that commits bribery is guilty of an offense. Offenses include bribing another person; accepting a bribe; and bribing a foreign public official. Additionally, companies are also strictly liable if they fail to prevent such acts by those working for or on their behalf.

It is important to appreciate the wide-ranging territorial scope of the UK Bribery Act. Violations of the UK Bribery Act can occur if the individual has a close connection with the UK or if the organization is incorporated in the UK or merely carries on a business in the UK.

AQR Europe has established an Anti-Bribery Policy to comply with the provisions of the Bribery Act and to demonstrate AQR Europe’s commitment to preventing bribery. Please contact the Compliance Department (BusinessConduct@aqr.com) with any questions related to AQR Europe’s Anti-Bribery Policy.

4.3	General Policy

The Firm, its employees, agents and representatives are prohibited from offering, promising, or accepting anything of value to/from a Public Official or an AQR Business Partner in order to obtain or retain business.

(a)	Prohibited Payments

Examples of prohibited payments (including offers or promises of payments) of anything of value include, but are not limited to, the following:

•	payments to prevent some governmental action, such as the imposition of a large tax or fine, or the cancellation of an existing government contract or contractual obligation

•	payments to obtain a license or other authorization from a government (such as the right to distribute investment products) where the issuance involves the Foreign Official or government’s discretion

•	payments to improperly obtain confidential information about business opportunities or the activities of competitors

•	payments to influence the rate of taxes levied on the Firm’s business

•	payments to resolve commercial litigation in foreign courts

•	payments to alter the nature of foreign regulations or the application of regulatory provisions on the Firm’s business

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(b)	Non-Cash Payments

Requests for payments by Foreign Officials and AQR Business Partners that would violate the relevant anti-bribery laws can consist of non-cash payments. Examples of such non-cash payments (including offers or promises of non-cash payments) include, but are not limited to, the following:

•	non-cash gifts

•

gifts or sales of stock or other investment opportunities in other than an arm’s-length transaction for demonstrated fair market value (e.g., selling to a Foreign Official or AQR Business Partner at inflated prices or buying from a Foreign Official or AQR Business Partner at deflated prices)

•	contracts or other business opportunities awarded to a company in which a Foreign Official or AQR Business Partner holds a financial interest

•	medical, educational, or living expenses

•	travel, meals, lodging, shopping or entertainment expenses

•	internships or employment, letters of recommendation or introduction, or informal calls of support

(c)	Gifts and Entertainment

To prevent violations of the relevant anti-bribery laws, it is required that employees strictly adhere to the Firm’s Gifts and Entertainment Policy (see Section 3.3, “Gifts and Entertainment”, above).

(d)	Internships/Employment Opportunities

On occasion, Foreign Officials or AQR Business Partners may request that AQR provide internships or employment to certain individuals, write letters of recommendation or introduction, or make informal calls of support (collectively, “Favors of Introduction/Support”). Offering or providing Favors of Introduction/Support for (1) Foreign Officials or AQR Business Partners, (2) relatives of either, or (3) other individuals at the request of a Foreign Official or AQR Business Partner may be viewed as providing an item of value to the Foreign Official or AQR Business Partner.

Providing Favors of Introduction/Support is not inherently improper, but employees must involve Compliance before responding to such requests to ensure that the Firm can avoid any appearance of impropriety. Additionally, an employee who is aware that a candidate for employment at AQR is related to a Foreign Official or AQR Business Partner, regardless of how the individual came to the attention of AQR, must notify the Compliance Department of the candidate’s relationship.

Employees must not interview candidates for employment at AQR related to or recommended by a Foreign Official or AQR Business Partner outside of the ordinary course of the employment process without prior approval by the Compliance Department (BusinessConduct@aqr.com). The Compliance Department will work with the Human Resources Department to consider the qualifications of any employment candidates related to or recommended by a Foreign Official or AQR Business Partner to ensure that such individuals have the appropriate experience for any positions. The Compliance and Human Resources Departments will consider the nature of the relationship between the employee and any individual for whom a recommendation or informal call of support is requested, as well as the qualifications of the individual versus the nature of the recommendation in determining the appropriate course of action.

V.	Communications with the Public and Media

5.1	General Policy

All employees (excluding the Founding Principals) must receive prior approval from the Chief Marketing Officer (the “CMO”) or designee before communicating with the media or participating in any interview. This includes media communications with journalists from any print or internet publication, podcast, blog/vlog, television or radio program or any other media outlet. Employees are reminded that all oral and written statements given to the media and/or the public must be professional, accurate and not misleading. If you are contacted by a journalist, blogger, podcast or person in a similar media or reporting type of role, please do not provide any comments and instead promptly notify the CMO (marketing@aqr.com).

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Unless expressly approved in advance by the CMO and the CCO, the following topics/comments are prohibited for any discussion with the media and the public:

•	comments made regarding a privately offered fund or filing of registration statement

•	comments made regarding a fund or Firm performance

•	discussing the securities that the Firm is currently buying or selling, or intends to buy or sell in the near future, on behalf of accounts managed by the Firm

•	how the Firm will vote on a specific proxy matter or how the Firm has voted proxies in the past

•	comments on actual or pending litigation or any similar matter involving the Firm or actions by government regulators relating to the Firm

•	comments regarding personal trading, holdings, or portfolios, including cryptocurrency activity

5.2	Marketing Activities

The Firm is subject to various laws and regulations governing the creation, use, and distribution of advertising and marketing material. The Marketing Activities Policies and Procedures outline the controls adopted by the Firm related to the use of advertising and marketing of its investment products and services.

Certain employees, based on their role and scope of responsibility, are required to obtain licenses and registrations (e.g., FINRA Series 7 or NFA Series 3) in the U.S. and outside of the U.S. prior to distributing marketing materials or engaging in related sales activity of certain Firm products and investment services. Questions related to license and registration requirements should be directed to Registration-Compliance@aqr.com.

All new or revised advertising and marketing materials17 must be reviewed and approved by the Compliance Department via the Compliance Marketing Review Tool (“CMRT”). Materials must be submitted, approved and recorded in CMRT prior to use with anyone outside of the Firm, including, but not limited to any client, investor, prospect, financial adviser, registered investment adviser, home office analyst, consultant, or reporter.

For more information on employee obligations related to marketing activities, please see the AQR Marketing Activities Policies and Procedures. Any questions related to the Firm’s marketing activities or the policy should be directed to the Compliance Department at ComplianceMarketingReview@aqr.com.

5.3	Public Appearances

Employees must receive prior approval before agreeing to attend and making any public appearances, such as speaking at any industry conferences, panels, or similar events, from the CMO or designee (Marketing@aqr.com), and copy the Compliance Department (BusinessConduct@aqr.com) on the request. Any materials, including but not limited to presentations, decks, or speeches, that are scheduled to be delivered during such a public appearance must be submitted to the Compliance Department (ComplianceMarketingReview@aqr.com) for pre-approval.

5.4	Client Complaints

A “client complaint” is defined as any grievance by a Client or any person authorized to act on behalf of a Client involving the activities of AQR or an employee in connection with the solicitation or execution of any transaction or the disposition of securities or funds of that Client. Client complaints must be promptly escalated to the Compliance Department.

[17]

Advertising and marketing materials include, but are not limited to: (1) specific requests for a customized presentation, data, or analysis; (2) white papers, journal articles, research papers and articles; (3) article reprints; (4) materials used in connection with media appearances; (5) educational/conference presentations and materials to be presented to a large audience, regardless of purpose; (6) commentaries and quarterly letters; (7) newly created reports (first use of fact sheets, risk reports, etc.); (8) invitations and registration sites for AQR-sponsored events; (9) materials created specifically for marketing purposes at events (e.g., logo ads); (10) AQR webpages or posts; (11) analysis tool output, including the output of any PSG tool, other in-house regression tools or output from third-party tools; and (12) any material that is created to promote AQR or Firm products or services.

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Please note that non-U.S. jurisdictions may have specific requirements for addressing client complaints. If you are employed by an AQR entity located outside the United States, please contact your local Compliance officer and refer to your local jurisdiction compliance manual for any specific guidance on addressing Client complaints.

5.5	Rumors

Employees shall not originate or circulate a rumor regarding a security, an issuer or counterparty that the employee knows or has reason to believe is false. It is illegal to intentionally originate or circulate a rumor known to be false to manipulate the price of a security. Generally, a rumor is defined as unsubstantiated information circulated or obtained by any means of communication.

Any questions as to whether information is appropriate to circulate should be directed to the Compliance Department.

5.6	Protection of the Firm’s Reputation

Employees should at all times be aware that the Firm’s name, logo, reputation and credibility are valuable assets and must be protected from any actual or potential damage. Please take care to avoid the unauthorized use of the Firm’s name or logo in any manner that can be misinterpreted to indicate an incorrect relationship between the Firm and any other person, entity or activity.

Employees may not use AQR’s logo or AQR-related images for their personal use. Employees also may not share AQR’s logo or images with third parties without prior authorization from the CMO or designee.

5.7	Recording Meetings

The Firm prohibits the recording of meetings with Clients, prospects, consultants, or other third parties (even if the Client or prospect requests the recording) unless pre-approved by the CCO or designee. This prohibition applies to meetings at all locations (e.g., onsite at AQR or at Client offices) and to all meeting formats (e.g., In-person meetings, Videoconferences, Conference calls, individual calls).

To the extent that an employee is aware that a Client or others intend to record a meeting or call, the employee should contact esurveillance@aqr.com for pre-approval. In addition, if in the middle of a meeting an employee becomes aware that the meeting is being recorded without prior approval, please inform the individual(s) of AQR’s policy and request that they refrain from doing so until the employee confers with Compliance.

VI.	E-Communications

6.1	Use of the Firm’s E-Communication Systems

The Firm provides employees with access to E-Communication Systems to conduct the Firm’s business and operations. This includes individual computers, Mobile Devices, tablets, the computer network, access to the internet/intranet, and any other technology used to facilitate communications through Firm-approved messaging systems. The Firm-approved messaging systems are Firm email, Microsoft Teams, Bloomberg messaging, and Symphony (and others as approved by Compliance from time to time).

Employees are required to conduct Firm business on the Firm’s E Communication Systems.

Employees are prohibited from using personal email accounts, SMS text messaging and other messaging applications or systems not approved for use by the Firm (e.g., Snapchat, WhatsApp, WeChat, Telegram, Signal) for business purposes, including any communications with Clients or prospects about Firm-related business. If an employee receives an electronic message from a Client or prospect using a form of communication that is not approved for business purposes, the employee should forward, screenshot, or copy the complete message to their Firm email and the employee should promptly notify Compliance (esurveillance@aqr.com).

Note that employees are permitted to use SMS text messages for short administrative and ministerial communications (e.g., texting to indicate that he/she may be late to a meeting) without Compliance pre-clearance.

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Employees should conduct themselves with the utmost integrity and professionalism when utilizing any of the Firm’s E-Communication Systems, which includes protecting Confidential Information stored on or accessed via a Mobile Device.

6.2	Mobile Device Use

Firm-issued Mobile Devices are centrally managed by the Engineering Department and are only permitted to download applications approved by the Firm. Mobile Devices purchased by employees are not centrally managed by the Engineering Department but can be enabled to access Firm resources. In those cases, employees are responsible for registering the Mobile Device with the Firm’s Engineering team and maintaining appropriate password and security requirements.

Any employee found to have violated the Firm’s Mobile Device Use policy or other related Firm policies may be subject to disciplinary action including, but not limited to, account suspension, revocation of a Mobile Device’s access to the Firm’s system(s) and/or removal of Firm data from the device, forfeiture of a Firm-issued Mobile Device, or other employment action.

Firm data will be removed from Mobile Devices under the following circumstances:

•	the Mobile Device is lost, stolen or believed to be compromised

•	the number of failed login attempts has been exceeded on the Mobile Device

•	the Mobile Device usage has been found to be non-compliant with any Firm policy

•	Mobile Device inspection is not granted in accordance with Firm policy

•	the Mobile Device belongs to an employee that no longer has access to Firm systems

•	the employee decides to unenroll and/or uninstall required software

6.3	Duty to Safeguard Information

Employees should work to prevent the unauthorized use of their E-Communications Systems by safeguarding their user IDs, passwords and equipment (e.g., Mobile Devices). Additionally, employees must install and maintain any required software and security updates provided by the Firm’s Engineering Department and allow the Firm’s Engineering team access to any Mobile Device to ensure its compliance with all applicable Firm information security policies.

Employees should immediately report all lost/stolen equipment (e.g., mobile devices) or the discovery of any subversion of security controls or security setting changes to HelpDesk911@aqr.com so that the Firm can take the necessary action to limit access to Firm data from these devices.

6.4	Storage and Monitoring

The E-Communications Systems and all associated information contained therein are the property of the Firm. This information is not private or confidential to employees. The Firm conducts monitoring and ad hoc reviews of the information and data stored in the Firm’s E-Communications Systems, including employees’ AQR emails and instant messages. The Firm also has the right to monitor Mobile Device internet usage on the Firm’s WiFi Network. All employees are deemed to acknowledge and consent to the Firm’s right to monitor and review any employee’s use of the E-Communications Systems.

Employees should assume that any and all messages may be read by the Firm for any legitimate business purpose, including, but not limited to, regulatory requirements, investigating possible misconduct, risk mitigation, retrieving business data, reviewing and evaluating performance, finding unauthorized or illegal software installed on Firm computers, or complying with any U.S. or international laws, or other legal process. Subject to applicable law, all electronic communications and associated information on the Firm’s E-Communications Systems may be discoverable in Firm litigation and subject to review by U.S. or international authorities, the SEC, FINRA, or other regulatory or government agencies and exchanges in connection with exams, inquiries and investigations.

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VII.	Social Media Policy

7.1	Background

The Firm maintains certain controls related to the use of Social Media by AQR and its employees. Social media can encompass many forms of communication, and the universe of social media continues to rapidly expand. For purposes of this policy, Social Media generally refers to any and all external web-based methods of publishing user-generated content (e.g., LinkedIn, Instagram, Facebook, Twitter, YouTube, Telegram).

While Social Media provides a unique vehicle for expression and large-scale communication, it also represents potential regulatory, security, and reputational risks to AQR. AQR’s employees work in a highly regulated industry in which public communications (including those conveyed via Social Media) may be viewed by unintended audiences and scrutinized by regulators and law enforcement. AQR and its employees are subject to regulation by, among others, the SEC with respect to the advisory services offered by AQR. Specifically, Section 206(4) of the Advisers Act and Rule 206(4)-1 thereunder, regulate advertisements by investment advisers and prohibit advertising practices deemed to be fraudulent, deceptive, and/or manipulative. Generally, all communications made via Social Media by employees with respect to AQR’s advisory business may be considered “advertisements” under the Advisers Act, and subject to these prohibitions.

If you have any question as to whether any specific communication is subject to this policy, please seek guidance from the CCO or a member of the Compliance Marketing Review team (ComplianceMarketingReview@aqr.com) prior to making such communication.

7.2	Use of Social Media

(a)	Firm Social Media Accounts

AQR has established its own Social Media accounts and only permits specified individuals to post information on behalf of the Firm, in each case subject to prior approval by the Compliance Marketing Review team. AQR’s Marketing team maintains a list of all persons authorized to post information on AQR’s Social Media accounts.

No individual Social Media account or web page may be established or maintained by employees for business use, or otherwise purport to represent AQR or its affiliates.

(b)	Employee Personal Social Media Accounts

(i)	Personal Accounts

The restriction described above does not apply to the maintenance of Social Media accounts or web pages for personal use outside the scope of employment. However, other than in the limited circumstances described below, no employees may post any information (including status updates, photos, videos or tagging) through a personal Social Media account or to a third-party website that is related to AQR’s business, strategies, funds, Clients, or AQR-sponsored events or social gatherings without prior approval by both the Compliance Marketing Review and Marketing teams.

(ii)	Biographical and Job Description Information

Notwithstanding these restrictions, employees are permitted to post limited, accurate biographical information (e.g., name, title, phone number, email address, and a short description of professional experience) concerning themselves on Social Media (e.g., on LinkedIn), and engage in similar communications that do not discuss AQR’s advisory business, as described below. Employee job titles must substantively and accurately reflect the title and department of the employee. Employees may include job descriptions and responsibilities at previous places of employment but may only include information about their activities at AQR that is disclosed in their official AQR job description.

(iii)	AQR Content on LinkedIn

On LinkedIn, employees are permitted to “like” and “share” AQR content that is made available on AQR’s LinkedIn account, provided that the employee does not change the format, alter or abbreviate the content, or otherwise substantively comment (or respond to any third-party comment). If employees choose to share AQR content that is made available on AQR’s LinkedIn account from their personal LinkedIn account, they must use an introduction substantially similar to one of the following (or opt to use no text at all while sharing):

“Sharing the latest [research/Cliff’s Perspective/announcement] from AQR”

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“Take a look at [INSERT TITLE OF CONTENT], [Perspectives post/research paper] authored by AQR’s [INSERT NAMES OF AUTHORS]”

“Take a look at [INSERT TITLE OF CONTENT] from AQR”

Note—Employees may not share AQR content on personal Social Media accounts other than LinkedIn.

(iv)	Job Postings

Employees are permitted to “like” and “share” AQR job postings, whether posted on LinkedIn or elsewhere, provided that the employee does not provide substantive comment when “sharing.” If employees choose to share a job posting they must use an introduction substantially similar to the following (or opt to use no text at all while sharing):

“AQR is recruiting for the following role—see attached job posting”

7.3	Social Media Guidance

(a)	Firm Social Media Accounts

Social Media accounts managed by AQR will be subject to the following guidelines:

•

Likes. Social Media accounts that allow “likes”, “follows”, or similar functionality should be presented and managed in a fashion that does not imply that clients who “like” AQR have provided a testimonial regarding the services offered by AQR. To avoid this risk, AQR’s Social Media accounts that allow “likes”, “follows”, or similar functionality must exhibit disclosure stating that clients following the account should not be interpreted as a testimonial regarding any client’s experience with the Firm.

•

Comments. Social Media accounts that allow third-party comments (including “trackback” links) also raise special risks because statements made by third parties may be imputed to AQR. Accordingly, AQR’s Social Media accounts that allow comments from third parties must exhibit disclosure stating that the Firm reserves the right to remove comments that are inappropriate or that violate (or may violate) applicable regulations or the Firm’s terms of use, and that AQR does not approve or endorse any communications or third-party commentary posted on its account.

The Firm will review third-party comments on each AQR Social Media account periodically and will manage comments as follows:

•	comments that would violate applicable regulations (including prohibited testimonials) if made by AQR will be removed

•	comments that make false or materially inaccurate statements will be removed

•	comments that contain profanity, sexual content, threats of violence, or similar inappropriate content will be removed

•	comments that exhibit a negative opinion of AQR, but do not otherwise violate these standards, will not be removed

The Firm will maintain records regarding the basis for each removal of a comment.

(b)	Personal Social Media Accounts

Except in the limited circumstances described above relating to an employee’s ability to “like” or “share” certain AQR content on LinkedIn, employees are prohibited from discussing AQR’s business, affiliates, strategies, funds, or Clients via their personal Social Media accounts, except as provided herein and unless approved by the CCO and the CMO, or their designees.

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This prohibition includes, without limitation:

•

discussion of personal or other investments related to the securities, commodities or other financial products or instruments, and cryptocurrencies (this includes but is not limited to blogs or posts regarding one’s personal portfolio performance)

•	past or future recommendations for the purchase, sale, or exchange of securities

•	offers to contact AQR regarding new business

•	communications that relate, directly or indirectly, to client testimonials

•	publication of AQR’s past or present performance

•	publications of market commentary

•	discussions of any client-related or internal business-related matters

This prohibition does not include the following communications, which are permitted:

•	identification of AQR as your employer, including your AQR department and title

•	any communications protected by applicable law, including concerted protected activity

•	any other communication approved in writing by the Compliance Marketing Review team

7.4	Third-party Social Media Postings

In general, AQR is not legally responsible for third-party postings on AQR’s Social Media pages. However, AQR may become liable for content posted by third parties if AQR or any AQR employee has a sufficient nexus to the content such that AQR can be said to have adopted or approved the content. This includes, but is not limited to, forwarding or re-posting the third-party content, endorsing the content through other posts (e.g., “liking” the content or citing it favorably before linking), or maintaining a relationship with the third-party responsible for posting the content. AQR does not permit any activity of AQR employees that would establish liability for third-party posts. As such, AQR will not forward, re-post or “re-tweet” third-party Social Media posts or their contents without prior approval of the Compliance Marketing Review team.

7.5	Supervision

Except as noted in Section 7.2 above, all communications made on behalf of AQR via Social Media must be reviewed and approved by the Compliance Marketing Review team and the Marketing team prior to publication. Employees should have no expectation of privacy when using Social Media sites on AQR’s E-Communication Systems. AQR reserves the right to monitor all publicly available Social Media activity as well as any other activity using AQR’s E-Communication Systems, including by using content management tools to monitor, review or block content on Social Media sites that violate AQR’s policies and guidelines.

Unless permission is granted by the CCO or his designee, AQR will disable the ability to access, post or upload to certain Social Media websites when using AQR’s E-Communication Systems.

The CCO or his designee is responsible for implementing and monitoring this policy and for reviewing and approving all materials to be utilized via Social Media to ensure the materials are consistent with AQR’s internal guidelines and applicable regulatory requirements.

VIII.	Anti-Money Laundering

Money laundering consists of the transfer of funds, securities or other property for the purpose of concealing or disguising the illicit origin of the funds or property or promoting unlawful activity.

The Firm has adopted Anti-Money Laundering (“AML”) policies designed to comply with the applicable AML laws, rules and regulations. The Firm’s AML polices are designed to combat money laundering and terrorist financing and to ensure that the Firm complies with applicable economic sanctions.

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The AQR-sponsored funds have delegated the administration of subscriptions and redemptions to third-party service providers who perform customer identification procedures to verify the identity of any investor seeking to invest in the funds to the extent reasonable and practicable. The Firm or a service provider does not need to know every detail about the investor but needs to know enough to determine if there is a money laundering concern.

Prior to accepting an investment from an investor that the Firm, the Fund or a service provider believes presents a higher risk with regard to money laundering or illegal activity, the Firm, the Fund or a service provider will conduct enhanced due diligence in addition to the routine customer identification procedures.

All employees should be alert to – and report to AML@aqr.com – any unusual or suspicious activity. For additional guidance, please see the Firm’s Anti-Money Laundering policies, available on the AQR Policy Hub (Go/Policies). Any questions related to AML or potential suspicious activity should be directed to the Compliance Department at AML@aqr.com.

IX.	Definitions

1.	AQR Business Partner: Counterparties, service providers, vendors, and current or prospective Clients of the Firm.

2.	AQR Mutual Funds: U.S. registered investment companies advised or sub-advised by AQR Capital Management, LLC or AQR Arbitrage, LLC.

3.

Beneficial Interest: Having or sharing a direct or indirect pecuniary interest in a security through any contract, arrangement, understanding, relationship or otherwise. Pecuniary interest means the opportunity, directly or indirectly, to profit or share in any profit derived from a transaction in the security.

4.	Charitable Contribution: Any gift, subscription, loan, advance, or deposit of money or anything of value contributed to a charitable organization.

5.	Client: A person or entity with an advisory or sub-advisory agreement with the Firm.

6.

Compliance System: The Firm’s Compliance Pre-clearance, Reporting and Certification System, which is currently Star Compliance and can be accessed on AQRLive under Quick Links or on the Compliance Page (Go/Compliance).

7.	Confidential Information: Any non-public information, records, files, documents, correspondence or other material regarding the Firm, employees, Clients, or the business of the Firm.

8.

E-Communication Systems: Any technology used to facilitate communications, such as individual computers, tablets, the computer network, electronic mail (“e-mail”), Bloomberg messages, instant messaging, Mobile Devices and access to the Internet/Intranet.

9.

Entertainment: Any event, activity or meal attended by an employee and one or more non-employees with the intent to foster a business relationship. Entertainment is considered a Gift if it is not mutually attended by the employee and the non-employee.

10.

ERISA Plan Fiduciaries: Fiduciaries of accounts subject to ERISA (e.g., corporate retirement plans, corporate welfare plans, union retirement/welfare plans, or “Taft-Hartley” plans). A plan’s fiduciaries may include Plan administrators, trustees and investment managers; individuals exercising discretion in the administration of the plan; and members of a plan’s administrative committee and those who select committee officials.

11.

Foreign Official: Any officer, employee or person acting in an official capacity for or on behalf of a Non-U.S. government or any department, agency, or instrumentality thereof, or of a public international organization. This includes consultants holding government positions, any political party or party officials, or any candidate for political office. Foreign Officials also include spouses and other immediate family members (e.g., parents, siblings, spouse, children and in-laws) of Foreign Officials. Any doubts about whether a particular individual is a Foreign Official should be resolved by assuming that the individual is covered under this definition.

12.

Gift: Anything of value for which the recipient is not required to pay the retail or usual and customary cost. A gift may include meals or refreshments, goods, services, tickets to entertainment or sporting events, or the use of a residence, vacation home, or other accommodation. If the person offering or giving the meal, event, or accommodation is not present, then it would be considered a gift.

AQR Capital Management, LLC | Business Conduct Manual and Code of Ethics	30

13.

High Quality Short-Term Debt Instruments: Any instrument having a maturity at issuance of less than 366 days and which is rated in one of the highest two rating categories by a Nationally Recognized Statistical Rating Organization, or which is unrated but is of comparable quality.

14.

Household Members: Persons who share a residence and personal assets with an employee (e.g., spouse, domestic partner, dependent children), or those that directly or indirectly provide to or receive from an employee material support (i.e., more than 25% annual income).

15.	Mobile Devices: Any Firm-owned device or personal device used to access Firm data or resources, including smartphones, tablets, laptops, or other electronic devices.

16.	Political Activities: Coordinating or soliciting any person/entity to make a Political Contribution or holding any management role or formal position with a Political Organization.

17.

Political Contribution: The provision of anything of value (monetary or non-monetary) to influence (or to pay any debt incurred in connection with) any election, or to pay for transition or inaugural expenses of a successful candidate.

18.

Political Official: Any person (including any election committee of the person) who is an incumbent, candidate or successful candidate for elective office of a federal, state, or local government entity, including any department, agency, or instrumentality thereof.

19.

Political Organization: Any entity engaging in activity to influence an election (e.g., political party, campaign committee, political action committee, §501(c)(4) entity, ballot initiative committee) or formed to benefit a Political Official (e.g., legal defense fund).

20.	Private Placements: An offering of unregistered securities to a limited pool of investors (e.g., hedge fund, private equity fund, venture capital fund, real estate fund).

21.

Related Person: A spouse or partner, parent/stepparent, grandparent, in-law, sibling, child, or grandchild; and any other person an employee supports directly or indirectly to a material extent (i.e., more than 25% of annual income).

22.

Reportable Securities: Common or preferred stock, debt securities, ETFs, shares issued by a close-end investment company, AQR Mutual Funds or non-U.S. registered mutual funds, or any other security other than those that are exempt from the reporting requirements.

23.	Restricted List: The Firm’s list of securities for which personal and Firm trading is either partially or wholly prohibited unless pre-approved by the CCO or his designee.

24.	Significant Non-Related Person: Any non-related individual with whom the employee shares a close personal relationship, such as a roommate or partner.

25.

Social Media: Any and all external web-based methods of publishing user-generated content. This includes: (1) multi-media and social networking websites (e.g., LinkedIn, Instagram, Facebook, Twitter, and YouTube); (2) Blogs, vlogs, podcasts, electronic chat rooms, live video feeds or forums; (3) photo, video, or other content sharing sites; (4) collaborative wikis (e.g., Wikipedia); (5) other sites where media or other content can be posted; and (6) any similar present or future medium of exchange.

26.	Third-Party Managed Account: An account that is managed by an independent investment manager who has exclusive discretionary authority over all investment decisions in the account.

27.

U.S. Official: Any officer or employee or person acting in an official capacity for or on behalf of the U.S., or any department, agency or branch of U.S. government (federal, state or local). This also includes labor organizations or unions (and their employees), union officials, labor relations consultants, state sponsored pensions or endowments, state-sponsored universities/colleges, sovereign wealth funds, any government (foreign or domestic) asset plan, and Taft-Hartley plans.

AQR Capital Management, LLC | One Greenwich Plaza | Suite 130 | Greenwich, CT 06830 | U.S. | p: +1.203.742.3600 |

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